Exhibit 99.1

NEWS RELEASE
For Immediate Release
Investor Contact: Wendy Wilson 262-636-8434 w.wilson@na.modine.com
Media Contact: Lori Stafford 262-636-1001 l.stafford@na.modine.com

Modine Reports Record Fiscal 2007 Second Quarter Sales of $438 Million and Net Earnings from Continuing Operations of $0.35 per Share

Racine, WI, October 19, 2006 - Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, today reported preliminary net earnings of $0.35 per fully diluted share from continuing operations for its fiscal 2007 second quarter ended September 26, 2006, compared with $0.41 per fully diluted share, in the second quarter of fiscal 2006. Two significant items that are outside the normal course of business affected fiscal 2007 second quarter results from continuing operations: 1) an $8.0 million tax benefit, or $0.24 per fully diluted share, related to the closure of Modine’s Taiwan facility; and 2) post tax charges of $3.3 million, or $0.10 per fully diluted share, related to the impact of Modine’s recently announced repositioning activities. Excluding the impact of these significant items, net earnings were $0.21 per fully diluted share.*

The following table reconciles the estimated significant differences in earnings from continuing operations from the second quarter of fiscal 2006 to the second quarter of fiscal 2007:

 ($’s in millions, after tax)
Second quarter fiscal 2006 earnings
from continuing operations                  $14.3
Impact of differences in current year:
Taiwan tax benefit                      8.0
Repositioning activities                     (3.3)
Net impact of commodity prices                  (6.9)
Customer price decreases                   (4.0)
Original Equipment-Asia shortfall (mainly strike related)   (2.5)
Volume impact                      1.5
Operating efficiencies                     2.2
Other insignificant differences             2.1
Second quarter fiscal 2007 earnings
from continuing operations                        $11.4

The company’s underlying operational results were impacted by incrementally higher commodity prices - copper up 100 percent and aluminum up 32 percent over last year - as well as continuing customer pricing pressures in the company’s vehicular business. In addition, the company’s Original Equipment- Asia segment was adversely impacted by a strike at a customer facility in Korea. These were partially offset by increased volumes in the company’s truck and heavy-duty markets, and operating efficiencies.

“We continue to experience a challenging year but I’m confident in the strategy we’ve developed and our ability to execute. We anticipated these challenges and developed, implemented and have made solid progress on our five point plan to improve margins and meet our growth and return on average capital employed (ROACE)* goals,” said David B. Rayburn, Modine President and Chief Executive Officer. “Bottom line, we have the right strategy, we are putting the right people in the right positions and we are taking the steps necessary to improve our financial performance.”

Rayburn outlined Modine’s five-point plan to improve margins and drive progress toward the company’s growth and ROACE goals. The elements of the plan are:

•
Reduce selling, general and administrative (SG&A) expenses by $20 million. In the first six months of this fiscal year, the company initiated an early retirement program in the U.S. and reconfigured its internal structure to simplify and flatten the organization, and to improve its focus on products and operations.

•
Reposition the manufacturing footprint with a focus on low cost countries. The company announced the closure of two plants in the U.S. and the construction of a new plant in China to serve the Chinese and Korean domestic markets and a new plant in Mexico, to serve customers in the U.S. Additional actions will be forthcoming.

•	Diversify. Modine completed its acquisition of Radiadores Visconde in Brazil.
•	Increase low cost country sourcing. The company’s initiatives are progressing as it increasingly uses sources in areas that will enable margin improvement.
•
Increase focus on technology development. The company introduced new green technology, an Idle-Off Demonstrator with fuel cells and CO2, to help heavy truck customers cut emissions and save money. The company continues to commit additional resources to enhance its technology efforts.

Other Second Quarter Items
•
Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $23.9 million, down 44.2 percent, from $42.9 million in the second quarter of fiscal 2006. EBITDA in the fiscal 2007 second quarter includes $4.5 million, pre-tax, of costs associated with the company’s ongoing global repositioning efforts.

•	ROACE was 8.8 percent compared to 9.8 percent in the second fiscal quarter last year.
•	Modine announced several new business wins - all supporting its four to six percent organic revenue growth goal. The company:
o	Entered into a contract to supply Volvo with exhaust gas recirculation coolers;
o	Won a $13.0 million contract to supply DEUTZ AG with exhaust gas recirculation coolers; and,
o
Received an award of $50.0 million in new business from DENSO to produce radiators, parallel flow condensers, charge air coolers and power-steering oil coolers to support their thermal systems business.

Second quarter sales from continuing operations reached a record $437.5 million, an 8.3 percent improvement from $404.2 million in the second fiscal 2006 quarter. Excluding the impact of acquisitions and foreign currency exchange rate changes, underlying sales grew by $2.2 million, or 0.5 percent. Sales volumes were positively impacted by strength in the truck and heavy-duty markets, as well as revenues from the May 2006 acquisition of the remaining 50 percent of RV that the company did not already own. Net earnings from continuing operations of $11.4 million declined from $14.3 million in the same period last year, primarily driven by factors reviewed above - higher commodity pricing, customer pricing pressure from vehicular customers, a customer strike and a repositioning charge. Additionally, during the second quarter, the company was able to recover a portion of its investment in its Taiwan business through the recognition of an $8.0 million tax benefit.

Operating cash flow for the second quarter of fiscal 2007 was $35.7 million. ROACE for the four quarters ended September 26, 2006 was 8.8 percent compared with 9.8 percent for the same period a year ago and 9.7 percent at the end of fiscal 2006. Modine's ROACE target is 11.0-12.0 percent through a cycle.

Second quarter fiscal 2007 selling, general and administrative (SG&A) expenses increased $4.9 million from fiscal 2006, primarily driven by approximately $1.9 million of repositioning costs and additional SG&A associated with the acquisition of RV. Absent these factors, SG&A was consistent with the comparable quarter in the 2006 fiscal year. As a percentage of sales, SG&A expenses decreased from 14.0 percent to 13.6 percent - excluding repositioning costs and the impact of Modine’s acquisition in Brazil. The company expects to realize the benefits from its programs to reduce SG&A costs in its upcoming quarters. Modine’s goal is to reduce these expenses by $20.0 million, or approximately 10.0 percent on an annualized basis.

Second Quarter Segment Data and Performance
Second quarter sales for the Original Equipment - Americas segment increased $27.7 million, or 16.1 percent, to $200.3 million from $172.6 million reported one year ago with operating income of $16.4 million versus $22.9 million in the second quarter of fiscal 2006. The truck and the heavy-duty businesses both reported solid revenue improvements, partially offset by a decline in North American automotive sales. Sales attributable to RV had a $21.6 million positive impact on quarterly sales results. Excluding the positive impact of the RV acquisition, operating income was down across all businesses, due to continued pricing pressure and the effect of higher raw material costs, as well as $2.2 million in pre-tax costs incurred in the company’s repositioning efforts.

Second quarter sales for the Original Equipment - Europe segment increased 5.4 percent to $135.7 million from $128.7 million one year ago, due to the positive effect of foreign currency on the business with operating income of $12.7 million versus $17.0 million last year. The heavy-duty business showed revenue increases driven by strong volumes from the introduction of new programs, while the automotive business was slightly down. However, the revenue growth was more than offset by higher commodity costs and customer pricing pressures.

Sales for the Original Equipment - Asia segment in the second quarter decreased 15.5 percent to $42.0 million from $49.7 million one year ago, with an operating loss of ($4.0) million versus ($0.7) million in fiscal 2006, due to customer strike activity that caused unplanned shutdowns at the customer’s facilities. This disruption has ceased and current results indicate improvements in revenue and income from operations.

Sales for the Commercial Heating, Ventilating, Air Conditioning and Refrigeration (Commercial HVAC&R) segment increased 8.4 percent to $50.0 million from $46.1 million one year ago due primarily to strength of Airedale product sales to the North American school market. Operating income was $2.7 million versus $4.2 million in fiscal 2006 primarily because of softer North American sales of heating products (energy price related) that carry relatively higher margins and short term costs incurred as we introduce the Airedale products into the U.S. market.

Sales for the Other segment were $10.4 million up from $8.2 million one year ago with an operating loss of ($2.3) million versus ($3.2) million in fiscal 2006. The operating losses in both years are related to Modine’s Taiwan operations that ceased production in July 2006.

Balance Sheet and Cash Flow
In commenting on the company’s financial position, Bradley C. Richardson, Modine’s Executive Vice President Finance and Chief Financial Officer said, “We ended the second quarter with a solid balance sheet. During the first half of fiscal 2007, we funded capital expenditures of $39.0 million in support of new business and paid a per-share dividend in the amount of approximately $11.4 million. Our cash balance at the end of September 2006 was $18.4 million compared to $30.8 million at the end of the 2006 fiscal year as we remain focused on minimizing our on-hand cash balances by investing in the business and providing returns to our shareholders.”

Operating cash flow was $35.7 million in the first half of fiscal 2007 compared with $50.0 million in the first half of fiscal 2006 due to increased working capital needs and declining financial performance. Total debt at the end of the fiscal 2007 second quarter was $187.3 million compared with $157.8 million at the end of fiscal 2006. The total debt to capital (total debt plus shareholders’ equity) ratio increased to 26.5 percent compared with 23.8 percent at the end of fiscal 2006. The increase in Modine’s debt level in the first half of fiscal 2007 is primarily attributable to the company’s acquisition of its remaining 50 percent of RV. Additionally, the company repurchased $12.1 million of its outstanding stock in the first half of fiscal 2007, comprised of 453,700 shares, at an average price of $26.60.

Working capital of $144.9 million at the end of the fiscal 2007 second quarter was higher than the balance of $117.2 million at last fiscal year end primarily due to assets capitalized in conjunction with the company’s acquisition of RV and increased working capital needs.

Fiscal 2007 Outlook

In commenting on Modine’s fiscal 2007 outlook, Rayburn said, “It’s clear that fiscal 2007 is a year of transition. We are faced with key opportunities this year and some ongoing challenges. An important note to remember is while truck volumes are anticipated to decline from current historical levels after the January 1, 2007 emissions law change goes into effect, the company has partially offset this decline by securing new business from Freightliner that has significantly increased our share of the U.S. truck market , as well as our content per vehicle. Additionally, we should benefit from the positive influences from the accretive acquisition of RV and the closing of the company’s Taiwan operation that has historically operated in a loss position. We will continue to be challenged by the effects that ongoing high raw material costs have on our margins. We are currently hedging 60 percent of our forecasted aluminum needs, and generally we are able to pass higher commodity costs to our customers on a lag basis - on average over a ten-month period. As well, demands from our original equipment customers for price-downs on our products will continue downward pressure on margins.”

Rayburn added, “Our five-point plan and our recent internal structural reorganization that places a more strategic emphasis on our products and performance will make us a more cost competitive, innovative and efficient technology provider to our customers and help build a larger backlog of business.”

Conference Call and Webcast
Modine will conduct a conference call on Thursday, October 19, 2006 at 11:00 a.m. EDT (10:00 a.m. CDT) to discuss additional details regarding the company’s performance for the fiscal 2007 second quarter. President and Chief Executive Officer, Dave Rayburn and Executive Vice President Finance and Chief Financial Officer, Brad Richardson will host the call. Participants should dial 800.289.0496 and international participants should dial 913.981.5519. A replay will be available through November 2, 2006 by calling 719.457.0820 or 888.203.1112. Use Passcode 8084135.

Additionally, an audio Webcast of the conference call, both live and as a replay, is accessible through the “Investor Relations” section of Modine’s Web site at www.modine.com. Listeners are encouraged to log on to the Webcast about 10 minutes before the start of the conference call.

About Modine
Modine, with fiscal 2006 revenues of $1.6 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, HVAC equipment, industrial equipment, refrigeration systems, fuel cells, and electronics. The company employs approximately 9,000 people at 34 facilities worldwide. For more information about Modine, visit www.modine.com.

Forward-Looking Statements
Statements made in this press release regarding future matters are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, including those regarding a positive impact from new business programs, accretive acquisitions, acceleration of technology, achievement of cost reductions, expansion into niche markets, refocus in global manufacturing footprint, increased cash flow and continued strong financial returns are based on Modine’s current expectations. Modine’s actual results, performance or achievements may differ materially from those expressed or implied in these statements because of certain risks and uncertainties, including international economic changes and challenges; market acceptance and demand for new products and technologies; the ability of Modine to integrate the acquired operations and employees in a timely and cost-effective manner; the ability of Modine, its customers and suppliers to achieve projected sales and production levels; unanticipated product or manufacturing difficulties; and other factors affecting the company’s business prospects discussed in filings made by the company, from time to time, with the SEC including the factors discussed item 1A, Risk Factors, and in the “Cautionary Factors” section in Item 7 of the company’s most recent Annual Report on Form 10-K and its periodic reports on Form 10-Q. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Modine’s financial results, as reported herein, are preliminary and subject to possible adjustments.

*Non-GAAP Financial Disclosures
Financial information excluding restructuring charges and tax benefits in this press release are not measures that are defined in generally accepted accounting principles (GAAP). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the restructuring and tax related items. Management analyzes the company’s business performance and trends excluding amounts related to the restructuring and tax benefits. These measures, as well as EBITDA and ROACE, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition - Return on average capital employed (ROACE) The sum of, net earnings and adding back after-tax interest (interest expense less the tax benefit at the total company effective tax rate), divided by the average, total debt plus shareholders' equity: this is a financial measure of the profit generated on the total capital invested in the company before any interest expenses payable to lenders, net of any tax effect.

Definition - Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) The sum of, net earnings and adding back provision for income taxes, interest expense, discontinued operations, depreciation and amortization: this is a financial measure of the profit generated excluding the above mentioned items.

Modine Manufacturing Company
Consolidated statements of earnings (unaudited)
			(In thousands, except per-share amounts)

	Three months ended September 26,		Six months ended September 26,
	2006	2005	2006	2005
Net sales	$437,512	$404,152	$867,905	$800,990
Cost of sales	369,706	324,366	724,003	640,932
Gross profit	67,806	79,786	143,902	160,058
Selling, general, & administrative expenses	61,590	56,651	116,652	107,204
Restructuring	1,375	-	2,225	-
Income from operations	4,841	23,135	25,025	52,854
Interest expense	(2,417)	(1,837)	(4,427)	(3,381)
Other income - net	1,382	607	2,891	3,278
Earnings from continuing operations before income taxes	3,806	21,905	23,489	52,751
Benefit from/provision for income taxes	(7,608)	7,583	(4,222)	17,731
Earnings from continuing operations	11,414	14,322	27,711	35,020

Earnings from discontinued operations (net of income taxes)	-	404	-	457
Loss on spin off of discontinued operations	-	(54,068)	-	(54,068)
Cumulative effect of accounting change (net of income taxes)	-	-	70	-
Net earnings (loss)	$11,414	($39,342)	$27,781	($18,591)

Earnings from continuing operations as a percent of net sales*	2.6%	3.5%	3.2%	4.4%

Earnings per share of common stock -basic:
Continuing operations	$0.35	$0.42	$0.86	$1.02
Earnings from discontinued operations	-	0.01	-	0.01
Loss on spin off of discontinued operations	-	(1.57)	-	(1.57)
Cumulative effect of accounting change	-	-	-	-
Net earnings(loss) -basic	$0.35	($1.14)	$0.86	($0.54)

Earnings per share of common stock -diluted:
Continuing operations	$0.35	$0.41	$0.86	$1.01
Earnings from discontinued operations	-	0.01	-	0.01
Loss on spin off of discontinued operations	-	(1.56)	-	(1.56)
Cumulative effect of accounting change	-	-	-	-
Net earnings(loss) -diluted	$0.35	($1.14)	$0.86	($0.54)

Weighted average shares outstanding:
Basic	32,171	34,185	32,192	34,257
Diluted	32,230	34,779	32,288	34,705

Net cash provided by operating activities	$29,586	$27,739	$35,675	$49,992
Dividends paid per share	$0.1750	$0.1750	$0.3500	$0.3500

Comprehensive earnings, which represents net earnings adjusted by the post-tax change in foreign-currency translation, minimum pension liability and the effective portion of cash flow hedges recorded in shareholders' equity, for the 3 month period ended September 26, 2006 and 2005, were
$7,759 and $37,211, respectively, and for the 6 month period ended September 26, 2006 and 2005, were $36,305 and $34,885, respectively.
* A Non-GAAP measure

Condensed consolidated balance sheets (unaudited)
		(In thousands)
	September 26, 2006	March 31, 2006
Assets
Cash and cash equivalents	$18,426	$30,798
Short term investments	2,612	-
Trade receivables - net	253,208	254,681
Inventories	123,723	90,227
Other current assets	49,687	36,489
Total current assets	447,656	412,195
Property, plant, and equipment - net	506,050	467,600
Other noncurrent assets	168,357	172,300
Total assets	$1,122,063	$1,052,095
Liabilities and shareholders' equity
Debt due within one year	$9,050	$6,108
Accounts payable	177,093	187,048
Other current liabilities	116,572	101,793
Total current liabilities	302,715	294,949
Long-term debt	178,269	151,706
Deferred income taxes	42,639	38,424
Other noncurrent liabilities	77,727	61,591
Total liabilities	601,350	546,670
Shareholders' equity	520,713	505,425
Total liabilities & shareholders' equity	$1,122,063	$1,052,095

Modine Manufacturing Company
Condensed consolidated statements of cash flows (unaudited)
		(In thousands)
Six months ended September 26,	2006	2005

Net earnings (loss)	$27,781	($ 18,591)
Adjustments to reconcile net earnings(loss) with cash provided by operating activities:
Depreciation and amortization	34,965	36,145
Loss on spin-off of aftermarket business	-	53,611
Other - net	(4,101)	1,980
Net changes in operating assets and liabilities	(22,970)	(23,153)
Cash flows provided by operating activities	35,675	49,992

Cash flows from investing activities:
Expenditures for plant, property, & equipment	(38,958)	(30,136)
Acquisitions, net of cash	(11,096)	(37,491)
Spin-off of aftermarket business	-	(3,725)
Proceeds for dispositions of assets	19	-
Other- net	146	198
Net cash used for investing activities	(49,889)	(71,154)

Cash flows from financing activities:
Net increase in debt	24,600	60,000
Settlement of derivative contract	(2,038)	(1,794)
Cash proceeds from exercise of stock options	1,175	8,597
Repurchase of common stock, treasury & retirement	(12,580)	(24,261)
Cash dividends paid	(11,351)	(12,140)
Other - net	2,685	4,526
Net cash provided by financing activities	2,491	34,928

Effect of exchange rate changes on cash	(649)	(2,393)

Net (decrease) / increase in cash and cash equivalents	(12,372)	11,373

Cash and cash equivalents at beginning of the period	30,798	55,091

Cash and cash equivalents at end of the period	$18,426	$66,464

Condensed segment operating results (unaudited)**
				(In thousands)

	Three months ended September 26,		Six months ended September 26,
	2006	2005	2006	2005
Sales:
Original Equipment-Americas	$200,327	$172,607	$380,463	$337,537
Original Equipment-Asia	42,018	49,722	97,951	107,549
Original Equipment-Europe	135,669	128,740	282,855	268,733
Commercial HVAC&R	49,953	46,093	89,312	74,549
Other	10,422	8,201	19,814	14,989
Segment sales	438,389	405,363	870,395	803,357
Corporate and Administrative	1,344	774	2,397	1,567
Eliminations	(2,221)	(1,985)	(4,887)	(3,934)
Total net sales	$437,512	$404,152	$867,905	$800,990

Operating income/(loss):
Original Equipment-Americas	$16,367	$22,919	$35,915	$43,845
Original Equipment-Asia	(3,996)	(687)	(2,989)	1,874
Original Equipment-Europe	12,723	16,954	31,912	37,969
Commercial HVAC&R	2,747	4,207	4,496	6,430
Other	(2,294)	(3,232)	(7,311)	(7,284)
Segment operating income	$25,547	$40,161	$62,023	$82,834

** In the current year, four months of the Brazilian acquisition results are included in the
Original Equipment-Americas segment. In the prior year, four months of the Airedale acquisition results are included in Commercial HVAC&R segment.

Modine Manufacturing Company
Return on average capital employed (unaudited)
		(Dollars in thousands)
Trailing four quarters ended September 26,	2006	2005

Net earnings	$53,443	$69,278
Plus interest expense net of tax benefit at total company effective tax rate	7,231	4,631
Net return	$60,674	$73,909

Divided by:
Average capital (debt + equity, last five quarter ends / divided by five)	$688,180	$757,951

Return on average capital employed	8.8%	9.8%

Interest expense	$8,293	$6,975
Total company effective tax rate	12.8%	33.6%
Tax benefit	1,062	2,344
Interest expense, net of tax benefit	$7,231	$4,631

Earnings before interest, taxes, depreciation and amortization (EBITDA) (unaudited)
				(Dollars in thousands)
	Three months ended September 26,		Six months ended September 26,
	2006	2005	2006	2005
Net earnings/(loss)	$11,414	($39,342)	$27,781	($18,591)
Provision for income taxes (a)	(7,608)	7,583	(4,222)	17,731
Interest expense	2,417	1,837	4,427	3,381
Discontinued operations (b)	-	(404)	-	(457)
Loss on spin off of discontinued operations (b)	-	54,068	-	54,068
Depreciation and amortization (c)	17,680	19,112	34,965	36,145
EBITDA	$23,903	$42,854	$62,951	$92,277

(a) Provision for income taxes for the six months ended September 26, 2006 includes $45 of taxes related to the cumulative effect of accounting change.
(b) The calculation of EBITDA excludes the results of discontinued operations for the periods presented
(c) Depreciation and amortization of $489 and $1,594 for the three and six months ended September 26, 2005, respectively, related to discontinued operations and were excluded from the depreciation and amortization as presented.